UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 25, 2026 (March 30, 2026)

 SIRIUSPOINT LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36052	98-1599372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Point Building
3 Waterloo Lane
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 441 542-3300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Shares, $0.10 par value	SPNT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 30, 2026, SiriusPoint Ltd. (“Company”) announced the appointment of Sabra R. Purtill to serve on the Board of Directors of the Company, effective March 25, 2026. As a Class I director, she will hold office for a term equal to the remaining term of the Class I directors (i.e., the upcoming annual general meeting of shareholders of the Company currently scheduled for May 20, 2026), or if earlier, until her death, resignation or removal.

Ms. Purtill, 63, has 40 years of experience across insurance and financial services. Her background spans corporate finance, capital markets, treasury and financial reporting. She has held senior roles at AIG, Hartford Financial Services Group, Inc. and Assured Guaranty Ltd., and previously worked at ACE Limited, now Chubb.

The Board has determined that Ms. Purtill qualifies as an independent director under the applicable requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended. The Board has also affirmatively determined that she qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Ms. Purtill has been appointed to serve as a member of the Audit Committee and the Risk & Capital Management Committee. For service in these roles, she will receive the same compensation as the Company’s other non-employee directors, as provided in the definitive proxy statement the Company filed on April 10, 2025.

The Company is also in the process of entering into an indemnification agreement and a director service agreement with Ms. Purtill, each in the same form as is standard for the Company’s other directors.

There are no arrangements or understandings between Ms. Purtill and any other person pursuant to which she was named a director of the Company. Ms. Purtill has no family relationship with the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Purtill has not entered into any other material plan, contract, arrangement or amendment in connection with her appointment to the Board.

Ms. Purtill is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In addition, on March 25, 2026, the Board has confirmed that two Class 1 directors have decided not to stand for reelection at the Company’s 2026 annual general meeting of shareholders, namely, Franklin (Tad) Montross IV, who serves as the Chair of the Risk & Capital Management Committee and as a member of the Audit Committee and Compensation Committee, and Peter W. H. Tan, who serves as a member of the Investment Committee and the Risk & Capital Management Committee. As a result, their service on the Board and the foregoing Committees will end immediately following the conclusion of the 2026 annual general meeting. This decision is not as a result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On March 30, 2026, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the changes to the Board.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.
99.1	Press Release, dated March 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2026	/s/ Linda S. Lin
	Name:	Linda S. Lin
	Title:	Chief Legal Officer & Corporate Secretary